EXHIBIT 99.1

ROSETTA RESOURCES INC. ANNOUNCES
2009 FINANCIAL AND OPERATIONAL RESULTS AND PROVIDES 2010 OUTLOOK

HOUSTON, TEXAS, February 26, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced financial and operating results for the fourth quarter and full year 2009 and provided an outlook for 2010.

Randy Limbacher, Rosetta's chairman, president and CEO, commented, "2009 was a breakthrough year for Rosetta.  Despite a very challenging business climate, we achieved our key goals for the year, while living within our means. We made significant progress on testing and evaluating our Eagle Ford and Alberta Basin Bakken emerging plays, which have the potential to make a significant impact on Rosetta. We took measures to build inventory for growth from our existing assets, improve the efficiency of our business, develop our technical and execution capability, and position the Company for strong future performance. We enter 2010 with a very attractive proved reserve base, record levels of inventory and meaningful positions in impact plays. Our strategy shift to a resource player has traction and we believe we are at an inflection point on our performance."

2009 FOURTH QUARTER RESULTS

For the fourth quarter ended December 31, 2009, Rosetta reported net income of $9.2 million, or $0.19 per diluted share, versus a net loss of ($155.5) million, or ($3.06) per diluted share, for the same period in 2008.

Production for the fourth quarter of 2009 averaged 128 MMcfe/d. Daily production was down 9% overall versus the fourth quarter of 2008, driven mostly by decline in the Company’s non-core assets in the Gulf of Mexico and Texas State Waters. This decline was partially offset by production increases in the Rockies and South Texas. Revenues for the fourth quarter of 2009 were $76.5 million compared to $86.5 million for the same period in 2008.  The decrease in revenues was primarily attributable to lower realized gas prices, including hedging, of $6.11 per Mcf versus $6.69 per Mcf for the same period in 2008. Total revenue in this year’s fourth quarter includes a benefit of $16.5 million due to the effect of natural gas hedging.

Total lease operating expense ("LOE"), which includes direct LOE, workovers, ad valorem taxes and insurance, was $12.9 million or $1.09 per Mcfe during the fourth quarter. Direct LOE was $8.3 million or $0.70 per Mcfe, workover costs were $0.9 million or $0.08 per Mcfe, ad valorem taxes were $3.1 million or $0.26 per Mcfe, and insurance was $0.6 million or $0.05 per Mcfe.  Production taxes were $1.9 million or $0.17 per Mcfe and treating and transportation and marketing charges were $1.1 million or $0.09 per Mcfe. Depreciation, depletion and amortization (“DD&A”) was $25.1 million based on a DD&A rate of $2.13 per Mcfe.

General and administrative (“G&A”) costs were $14.6 million or $1.24 per Mcfe for the fourth quarter of 2009, including $2.7 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense, general and administrative costs were $1.01 per Mcfe.

FULL YEAR RESULTS

For the year ended December 31, 2009, Rosetta reported a net loss of ($219.2) million, or ($4.30) per diluted share, versus a net loss of ($188.1) million, or ($3.71) per diluted share, for the same period in 2008.  For the year ended December 31, 2009, these results include a non-cash impairment of oil and gas properties of $238.1 million, net of tax, and $278.9 million for the same period in 2008.

Production and revenues for the year ended December 31, 2009 were 138 MMcfe/d and $294.0 million, respectively, compared to 147 MMcfe/d and $499.3 million in 2008.  Average realized gas prices in 2009, including hedging, decreased to $5.63 per Mcf from $8.35 per Mcf in 2008.  Total revenue for the year ended December 31, 2009 included a benefit of $76.6 million due to the effect of natural gas hedging.

For the year ended December 31, 2009, LOE was $60.8 million or $1.20 per Mcfe.  Direct LOE was $40.6 million or $0.80 per Mcfe, workover costs were $4.0 million or $0.08 per Mcfe, ad valorem taxes were $14.5 million or $0.29 per Mcfe, and insurance was $1.7 million or $0.03 per Mcfe.  Production taxes were $6.1 million or $0.12 per Mcfe and treating and transportation and marketing charges were $6.3 million or $0.12 per Mcfe.

General and administrative costs were $47.0 million or $0.93 per Mcfe for the year ended December 31, 2009, including $7.5 million in non-cash stock-based compensation expense. Excluding stock-based compensation expense, general and administrative costs were $0.78 per Mcfe.

2009 RESERVES, PV10 AND INVENTORY

Proved oil and natural gas reserves as of December 31, 2009 were 351 Bcfe, consisting of 297 Bcf of natural gas, 3.8 million barrels of crude oil and condensate and 5.2 million barrels of natural gas liquids. The 2009 proved reserves include 3 Bcfe of reserves added from producing property acquisitions, 6 Bcfe of reserves divested and 54 Bcfe of organic reserve additions.  Also included in the 2009 reserves was a positive performance revision of 2 Bcfe and price-related negative revisions of 50 Bcfe. Of Rosetta's total proved reserves, 75% are proved developed and 25% are proved undeveloped. The Company's total reserve replacement cost, excluding price-related revisions, was $2.22 per Mcfe for 2009. Excluding the impact of price revisions, Rosetta replaced 106% of production from all sources.

For year-end 2009 reserve reporting, the Securities and Exchange Commission (SEC) has implemented new rules that require proved reserve estimates be based on average first-of-the-month oil and natural gas prices for the 12 months of 2009 as opposed to the previous rules which required the use of year-end prices.  The average prices under the new rules were $57.65 per Bbl for oil and $3.87 per MMBtu for gas.  The following table describes Rosetta’s year-end proved reserves by reserve classification:

Estimated Proved Reserves at December 31, 2009

	Developed	Undeveloped	Total
Crude Oil and Condensate (MBbls)	2.3	1.5	3.8

Natural Gas Liquids (MBbls)	2.3	2.9	5.2

Natural Gas (MMcf)	236.6	60.2	296.8

Total (MMcfe)	264.6	86.5	351.1

The estimated standardized measure of discounted future net cash flows from Rosetta’s proved reserves at December 31, 2009 was $465 million.

Using the previous SEC guidelines based on a year-end 2009 oil price of $76.00 per Bbl and year-end natural gas price of $5.79 per MMbtu would have resulted in the following estimated proved reserves:

Estimated Proved Reserves Under Prior SEC Rules

Crude Oil and Condensate (MBbls)	3.7

Natural Gas Liquids (MBbls)	5.6

Natural Gas (MMcf)	355.7

Total (MMcfe)	411.6

In addition to its proved reserves, the Company achieved significant growth in its project inventory during 2009. At year-end, the Company had identified net, risked resources of 812 Bcfe in approximately 2,700 projects. This year-end inventory level, driven by growth in Rosetta’s Eagle Ford and DJ Basin projects, is about four times higher than the comparable level at year-end 2008, and is described in the following table:

	Gross	Net Risked
Area	Locations (Projects)	Resources (Bcfe)
California	96	29
Rockies	1,886	222
South Texas	684	548
All Remaining Properties	12	13
Total:	2,678	812

Rosetta anticipates additional growth in its project inventory during 2010 as delineation continues in the Eagle Ford and Alberta Basin areas and with continued development work in the DJ Basin and Sacramento Basin areas.

2009 OPERATIONAL HIGHLIGHTS

During 2009, Rosetta made capital expenditures of $135.0 million and drilled 43 gross and 36 net wells for a net success rate of 83%. The majority of this drilling activity took place in South Texas. Production volumes for the year averaged 138 MMcfe/d, down 9 MMcfe/d or 6% compared to 2008 volumes of 147 MMcfe/d. The decrease was attributable to declines in the non-core State Waters and Gulf of Mexico properties, which was partially offset by increases in South Texas and the Rockies.

Net production in the Sacramento Basin averaged 42 MMcfe/d, down 1 MMcfe/d compared to 2008.  The Company only drilled one well in the Sacramento Basin, which was a success. Despite the very low level of drilling in 2009, the Company implemented a very successful 40-project by-passed pay recompletion program that delivered peak uplift volumes of about 8 MMcfe/d, virtually offsetting natural declines for the year. The Company also performed several low-cost facility and well optimization projects. Resource assessments advanced significantly in 2009, which in combination with the by-passed pay recompletion program, is expected to yield future drilling program opportunities in this asset.

In the Rockies areas of DJ Basin, Pinedale Field and San Juan Basin, net production for 2009 averaged 19 MMcfe/d, up 7 MMcfe/d from 2008. The improvement was attributable to incremental Pinedale acquisition volumes and field optimization activities in the DJ Basin that included completing a saltwater disposal well system, installing or improving artificial lift, and performing several low-cost workovers. In the Rockies, the Company drilled five wells in 2009, all of which were successful.

In the South Texas Lobo, Olmos and Perdido trends, Rosetta drilled 27 gross wells, of which 21 were successful. Net production from these assets averaged 54 MMcfe/d for 2009, flat compared to 2008. This performance included the impact of a 2008 acquisition in the Olmos trend. Rosetta completed a 112 square mile 3D survey in the Lobo trend during 2009 that is expected to generate additional future drilling opportunities on the Company’s extensive acreage position.

The Company’s non-core properties in the Gulf of Mexico and Texas State Waters averaged a combined production rate of 12 MMcfe/d for 2009, down 12 MMcfe/d from the prior year. These non-core assets are planned for divestiture in 2010. In other non-core property activities, the Company generated sale proceeds of nearly $20 million during 2009. These sales had a negligible impact on reserves, annual production and acreage positions.

EMERGING PLAY DISCUSSION

Eagle Ford Shale

In the Eagle Ford Shale, Rosetta now has leases or commitments on over 61,000 net acres in the play. The position consists of over 29,000 net acres in the condensate-rich Gates Ranch area, 14,000 net acres in the dry gas Springer Ranch area, and 18,000 net acres in undisclosed areas of the play. Net production from Rosetta’s two Eagle Ford wells averaged 4.3 MMcfe/d in the fourth quarter of 2009.

During 2009, the Company successfully drilled and completed two horizontal discovery wells in the Eagle Ford play as well as two vertical test wells.  The first horizontal discovery well was the Springer Ranch #1H located in southwest LaSalle County, Texas.  This well was brought to sales on September 3, 2009 at a rate of 5.2 MMcfe/d and after an initial hyperbolic decline is currently producing at a stabilized rate of 1.7 MMcfe/d.  The Springer Ranch #1H was completed with a 10-stage fracture stimulation treatment through 4-1/2” casing over a 4,000 ft lateral length.  The second horizontal discovery well was the Gates Ranch 05D #9-5H located in northwest Webb County, Texas.  This well was brought to sales on October 6, 2009 at a rate of 3.5 MMcf/d and 337 bo/d and after an initial hyperbolic decline is currently producing at a stabilized rate of 2.2 MMcf/d and 210 bo/d.  Additionally, the gas stream on the Gates well has high liquids content with a BTU factor of 1,320 BTU/cf.  The Gates Ranch well was completed with a 10-stage fracture stimulation treatment through 5-1/2” casing over a 3,700 ft lateral length.

Regarding the early successes in the Eagle Ford play, Limbacher commented, "We are extremely pleased with the results of our initial two discoveries, which have met or exceeded our expectations. As a result of our early success, we continued securing additional leasehold in these discovery areas and have now accumulated more than 29,000 net acres in the Gates Ranch area and 14,000 net acres in the Springer Ranch area.  This play has the potential to make a very significant impact for our shareholders."

The Company has commenced its 2010 Eagle Ford drilling program and currently has four drilling rigs active in the play, three of which are drilling developmental wells in the condensate-prone Gates Ranch area. The fourth rig is drilling a delineation well in the Springer Ranch area.

Alberta Basin Bakken Shale

During 2009, Rosetta made significant progress on evaluating its extensive position in the Alberta Basin Bakken exploratory play.

To date, the Company has drilled, cored, and logged three vertical delineation wells across a large areal extent of its acreage position to assess the resource potential of its southern, northern, and downdip lease positions.  All three of these delineation wells encountered oil-bearing reservoirs in the Banff (Lodgepole), Bakken, and Three Forks intervals, as well as the Nisku located a few hundred feet below the Three Forks.  Additionally, reservoir pressures taken from the Banff, Bakken, and Three Forks reservoirs all indicated that these reservoirs are over-pressured.  Based on preliminary reservoir analysis from ongoing core and log studies, we believe the original oil in place (“OOIP”) of this system across these three delineation wells (which are located more than 28 miles apart on strike and more than 8 miles apart on dip) ranges from 12.5 to 15.3 MMboe per square mile.  If correct, this OOIP on a per square mile basis compares favorably to the Williston Basin Bakken play.  Based on this encouraging data, all three of these vertical delineation wells were plugged back and operationally set up to re-enter and test at a later date.

During the fourth quarter of 2009, the initial vertical delineation well, the Tribal Gunsight #31-16H was drilled horizontally to a total measured depth of 9,206 feet (4,837 feet TVD) with a lateral length of 4,100 feet.  This well was then fracture-stimulated and produced oil to test facilities on location, thus confirming the prospectivity of this play. To corroborate fluid flow back rates, production and tracer logs were run to determine fracture placement and effectiveness.  These logs indicated that only 20% of the stimulation was placed in zone. Given the implied production rate, the Company remains very encouraged about this large unconventional oil position. Rosetta continues to add acreage in the play and has grown its position to 254,000 net acres.

As planned, operations in the Alberta Basin are currently suspended for the winter season.  However, detailed technical work is ongoing in an effort to improve the Company’s understanding of the most effective way to unlock the commerciality of the play.

The Company intends to initiate its 2010 capital drilling and completion program during the second quarter. This program will focus on further delineation of the resource as well as optimizing completion techniques.

Regarding the Alberta Basin Bakken play, Limbacher commented, "We are very fortunate to have accumulated such a large position in this exploratory play at a low entry cost. We are equally pleased with the resource potential that our initial three delineation wells have verified. We will be methodical in how we approach this unique opportunity. Like the early days of the analog play in the Williston Basin, it is critical to maintain focus on the technical and operational aspects of this play in order to unlock the true commerciality of the resource.  We are committed to doing the essential science that these plays require.  In addition, we are beginning to tackle the longer lead time permitting and planning issues that are necessary before development programs can get underway."

Going forward, the Company will provide operational updates on these plays in conjunction with its regular quarterly disclosure.

FINANCING UPDATE

At the end of 2009, the Company had approximately $61.3 million of cash, up $18.4 million from the cash balance at year-end 2008.

The borrowing base under the amended and restated revolving credit remains at $350 million with $190 million borrowed under the revolving credit agreement and unused availability of $160 million. The Company exited 2009 with cash and cash available under its revolving line of credit in excess of $220 million.

Hedging Update

The Company has increased its hedging position for 2010, 2011 and 2012.  For the first half of 2010, the Company has 25,000 MMBtu/d of hedges in place, including 15,000 MMBtu/d of fixed price swaps at an average price of $7.48 per MMBtu and 10,000 MMBtu/d of collars with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.32 per MMBtu. For the second half of 2010, the Company has hedged a total of 55,000 MMBtu/d. This includes 25,000 MMBtu/d of fixed price swaps at an average price of $6.83 per MMBtu, and 30,000 MMBtu/d of collars with an average floor price of $5.75 per MMBtu and an average ceiling price of $7.12 per MMBtu.

For the year 2011, the Company has hedged a total of 50,000 MMBtu/d including 15,000 MMBtu/d of fixed price swaps at an average price of $5.85 per MMBtu and 35,000 MMBtu/d of collars with an average floor price of $5.79 per MMBtu and an average ceiling price of $7.27 per MMBtu.

For the year 2012, the Company has 10,000 MMBtu/d of collars at a floor of $5.75 per MMBtu and a ceiling of $7.15 per MMBtu.

The Company continues to monitor the market and intends to add additional hedges when market pricing is acceptable.

2010 OUTLOOK

The Company earlier announced a capital 2010 program of $280 million, which Rosetta believes it can fund internally at commodity prices of approximately $6.00 per Mcf and $70.00 per barrel. The majority of this capital targets the Eagle Ford program where the Company believes it has a significant opportunity to create value with an active development program around the 2009 Gates Ranch discovery. Other key programs for planned spending include the Alberta Basin Bakken and the DJ Basin. The DJ Basin activity is timed with some attractive hedges that are in place to protect economic returns.

At the level of announced capital spending and given program success, the Company believes it can generate double-digit growth in volumes and reserve growth that is significantly higher than historical performance. Accordingly, the Company is confirming full year 2010 production guidance of 145-155 MMcfe/d, excluding acquisitions and divestitures.

Limbacher further commented, “Rosetta has a unique opportunity in 2010 to create value from our recent successes. Given the environment, we will continue to be prudent and direct our efforts toward the most leveraging projects in our portfolio. Developing our significant discovery in the Eagle Ford play should make a noticeable impact on our performance in 2010 and beyond. We also intend to continue delineating and appraising other prospective areas of the Eagle Ford, as well as our very large position in the unconventional Alberta Basin Bakken play. And finally, we will continue working our legacy assets to grow the inventory that provides a unique base of production and low-cost optionality. Our entire organization is focused on building upon our success in 2009 and taking Rosetta to a new level in 2010.”

Forward-Looking Statements:

This press release includes forward-looking statements, which give the Company’s current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, changes in the Company’s liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; pipeline construction difficulties; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company’s properties; the Company’s ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability of capital; the strength and financial resources of the Company’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

For filings reporting year-end 2009 reserves, the SEC permits the optional disclosure of probable and possible reserves.  The Company has elected not to report probable and possible reserves in its filings with the SEC. In this press release, we use the term "net risked resources" to describe the Company’s internal estimates of volumes of natural gas and oil that are not classified as proved reserves but are potentially recoverable through exploratory drilling or additional drilling or recovery techniques. Estimates of unproved resources are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of actually being realized by the Company. Estimates of unproved resources may change significantly as development provides additional data, and actual quantities that are ultimately recovered may differ substantially from prior estimates.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037
rosinskim@rosettaresources.com

Rosetta Resources Inc.
Consolidated Balance Sheet
(In thousands, except share amounts)

	December 31,
	2009	2008
Assets
Current assets:
Cash and cash equivalents	$61,256	$42,855
Restricted cash	-	1,421
Accounts receivable	32,691	41,885
Derivative instruments	8,983	34,742
Prepaid expenses	2,837	5,046
Other current assets	6,415	4,071
Total current assets	112,182	130,020
Oil and natural gas properties, full cost method, of which $42.3 million at December 31, 2009	2,030,433	1,900,672
and $50.3 million at December 31, 2008 were excluded from amortization	9,439
Other fixed assets	12,417	9,439
	2,042,850	1,910,111
Accumulated depreciation, depletion, and amortization, including impairment	(1,452,248)	(935,851)
Total property and equipment, net	590,602	974,260
Deferred loan fees	4,921	1,168
Deferred tax asset	169,732	42,652
Other assets	2,147	6,278
Total other assets	176,800	50,098
Total assets	$879,584	$1,154,378

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$2,279	$2,268
Accrued liabilities	37,107	48,824
Royalties payable	16,064	17,388
Derivative instruments	236	985
Prepayment on gas sales	7,542	19,382
Deferred income taxes	3,258	12,575
Total current liabilities	66,486	101,422
Long-term liabilities:
Derivative instruments	1,960	-
Long-term debt	288,742	300,000
Other long-term liabilities	29,301	26,584
Total liabilities	386,489	428,006

Stockholders' equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares; no shares issued in 2009 or 2008	-	-
Common stock, $0.001 par value; authorized 150,000,000 shares; issued 51,254,709 shares and 51,031,481 shares at December 31, 2009 and 2008, respectively	51	51
Additional paid-in capital	780,196	773,676
Treasury stock, at cost; 199,955 and 155,790 shares at December 31, 2009 and 2008, respectively	(3,473)	(2,672)
Accumulated other comprehensive income	4,259	24,079
Accumulated deficit	(287,938)	(68,762)
Total stockholders' equity	493,095	726,372
Total liabilities and stockholders' equity	$879,584	$1,154,378

Rosetta Resources Inc.
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Revenues:
Natural gas sales	$250,684	$398,268	$295,644
Oil sales	21,763	55,736	40,148
NGL sales	21,504	45,343	27,697
Total revenues	293,951	499,347	363,489
Operating costs and expenses:
Lease operating expense	60,773	55,694	47,044
Depreciation, depletion, and amortization	121,042	198,862	152,882
Impairment of oil and gas properties	379,462	444,369	-
Treating and transportation	5,675	6,323	4,230
Marketing fees	593	3,064	2,450
Production taxes	6,131	13,528	6,417
General and administrative costs	46,993	52,846	43,867
Total operating costs and expenses	620,669	774,686	256,890
Operating income (loss)	(326,718)	(275,339)	106,599

Other (income) expense:
Interest expense, net of interest capitalized	19,258	14,688	17,734
Interest income	(97)	(1,600)	(1,674)
Other (income) expense, net	(876)	12,510	(698)
Total other expense	18,285	25,598	15,362

Income (loss) before provision for income taxes	(345,003)	(300,937)	91,237
Income tax expense (benefit)	(125,827)	(112,827)	34,032
Net income (loss)	$(219,176)	$(188,110)	$57,205

Earnings (loss) per share:
Basic	$(4.30)	$(3.71)	$1.14
Diluted	$(4.30)	$(3.71)	$1.13

Weighted average shares outstanding:
Basic	50,979	50,693	50,379
Diluted	50,979	50,693	50,589

Rosetta Resources Inc.
Consolidated Statement of Cash Flows
(In thousands, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
Cash flows from operating activities
Net income (loss)	$(219,176)	$(188,110)	$57,205
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation, depletion and amortization	121,042	198,862	152,882
Impairment of oil and gas properties	379,462	444,369	-
Deferred income taxes	(124,632)	(116,519)	33,915
Amortization of deferred loan fees recorded as interest expense	2,102	1,027	1,180
Amortization of original issue discount recorded as interest expense	342	-	-
Stock compensation expense	7,836	7,234	6,831
Other non-cash items	-	(512)	(181)
Change in operating assets and liabilities:
Accounts receivable	9,194	13,163	(18,640)
Income taxes receivable	-	(776)	-
Prepaid expenses	2,209	5,367	(1,652)
Other current assets	(2,344)	178	(1,284)
Other assets	(484)	191	144
Accounts payable	11	5,031	10,909
Accrued liabilities	(1,897)	7,322	3,998
Royalties payable	(13,164)	(2,108)	12,000
Net cash provided by operating activities	160,501	374,719	257,307
Cash flows from investing activities
Acquisition of oil and gas properties	(3,844)	(163,187)	(38,656)
Purchases of oil and gas assets	(141,016)	(228,464)	(284,541)
Disposals of oil and gas properties and assets	19,574	-	-
(Increase) decrease in restricted cash	1,421	(1,421)	-
Other	-	2	1,156
Net cash used in investing activities	(123,865)	(393,070)	(322,041)
Cash flows from financing activities
Borrowings on revolving credit facility	28,400	55,000	10,000
Payments on revolving credit facility	(40,000)	-	(5,000)
Deferred loan fees	(5,855)	-	-
Proceeds from stock options exercised	21	3,617	653
Purchases of treasury stock	(801)	(627)	(483)
Net cash (used in) provided by financing activities	(18,235)	57,990	5,170

Net increase (decrease) in cash	18,401	39,639	(59,564)
Cash and cash equivalents, beginning of year	42,855	3,216	62,780
Cash and cash equivalents, end of year	$61,256	$42,855	$3,216

Supplemental disclosures:
Cash paid for interest expense, net of capitalized interest	$16,813	$13,658	$18,862
Cash (received) paid for tax	$(1,196)	$4,470	$115

Supplemental non-cash disclosures:
Capital expenditures included in accrued liabilities	$18,199	$26,555	$34,599
Release of suspended revenues and non-consent liabilities resulting from Calpine Settlement included in Accounts payable and Acquisition of oil and gas properties	$-	$36,713	$-